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                                                                    EXHIBIT 10.1

                            PALM DESERT NATIONAL BANK
                               ATM CASH AGREEMENT

         This ATM Cash Agreement (this "Agreement") is made by and between PALM DESERT NATIONAL BANK ("Bank"), located at 73-745 El Paseo, Palm Desert, California 92260, and CARDTRONICS, LP ("Company"), located at 3110 Hayes Road, Suite 300, Houston, Texas 77082, with Bank and Company hereinafter sometimes referred to as "party" or "parties," with reference to the following:

                                    RECITALS

         WHEREAS, Company proposes to operate automated teller machines ("ATMs") at various locations ("ATM Sites"); and

         WHEREAS, Bank is willing to provide or arrange with third parties to provide funds ("ATM Cash") for certain ATM Sites under the terms outlined below;

         NOW, THEREFORE, for good and valuable consideration, Bank and Company agree as follows:

                                    AGREEMENT

         1. DESIGNATED ATMS. Bank agrees to provide ATM Cash for the ATMs designated in EXHIBIT "A" of this Agreement. Bank and Company may amend EXHIBIT "A" from time to time in writing. Company is responsible for requesting from Bank the timing and amount of ATM Cash shipments. However, Bank will work closely with Company to insure adequate ATM Cash is maintained at the ATM Sites.

         2. ATM CASH. Bank agrees to provide ATM Cash for the ATMs. Bank may, for certain designated ATMs, use the cash of a third party vault cash provider, in which case only cash provided by the third party vault cash provider shall be used in the designated ATMs. Company shall treat all such cash as ATM Cash and all provisions of this Agreement as applicable to Bank's ATM Cash shall apply equally with regards to such third party cash, including all provisions regarding Bank's access to and ownership of ATM Cash and Company's liability therefore; provided, however, that Bank's "ownership" of such third party cash is in the capacity of agent.

         3. ARMORED CARRIER. Company and Bank shall enter into a Tri-party agreement (the "Tri-party Agreement") with an armored carrier to transport all ATM Cash. The Tri-party Agreement shall require the armored carrier to maintain insurance coverage for ATM Cash; as such coverage is described in Section 11 hereof. Transportation of ATM Cash between Bank (or a third party, such as the Federal Reserve Bank) and ATM Sites will be done only with armored carriers who have executed a Tri-party Agreement and are approved by the Bank. Company shall be solely responsible for the cost of such armored carrier services under any Tri-party Agreement and shall make payment arrangements as set forth on EXHIBIT "C". Company will pay costs directly billed to Bank for Company's cash deliveries.

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                  Company will ensure, through its contracts with the armored carrier, that the armored carrier is instructed and acknowledges, in writing, that the ATM Cash delivered under any Tri-party Agreement is the sole property of Bank or the Third Party Provider and that the armored carrier disavows any claims to the ATM Cash for any reason whatsoever, that the ATM Cash must be segregated from all other cash held by the armored carrier in the armored carrier's vault or elsewhere, including segregation of Bank's ATM Cash from ATM Cash provided by a Third Party Provider, and that Bank can request the return of such cash at any time in the Bank's sole and absolute discretion.

         4. ATM MAINTENANCE. The Company shall be solely responsible for first line maintenance and second line maintenance on all ATMs, including the cost of such maintenance, consistent with the provisions of Section 9.

         5. ATM ELECTRONIC FUND TRANSACTIONS. Company's agreement (the "EFT Agreement") with any entity (the "ATM Network Driver") to provide the necessary communications and networking to settle ATM transactions involving ATM Cash must provide for the settlement for ATM Cash transactions in the manner outlined in EXHIBIT "D" of this Agreement. Company shall be solely responsible for all costs or fees charged by the ATM Network Driver under the EFT Agreement for the ATM transactions.

         6. ATM SITE AGREEMENT. Company's agreement(s) with third parties that own on operate ATM Sites must acknowledge Bank's sole ownership of all ATM Cash and disavow any claims to the ATM Cash for any reason whatsoever. If requested, Company shall provide Bank with either (i) a copy of the ATM Site Agreement for any ATM covered under this Agreement, or (ii) a letter executed by the third party owner/operator acknowledging Bank's ownership of the ATM Cash and disavowing any claim or right to the ATM Cash for any reason whatsoever. If requested by Company, Bank will execute a nondisclosure or confidentiality agreement wherein Bank agrees to keep confidential any terms and conditions of such agreements; provided, however, Bank may provide copies of the ATM Site Agreement and any other agreements relating to the operation of the ATM to any Third Party Provider whose cash is used at the ATM, provided such provider agrees to the same confidentiality terms.

         7. BANK'S OWNERSHIP OF ATM CASH. Company hereby acknowledges that Bank is at all times the sole owner of all ATM Cash prior to its withdrawal by cardholders from ATMs, and that the ATM Cash is treated as Bank's "vault cash." No other person, including Company, shall have any right, title, claim or interest in the ATM Cash prior to its withdrawal by cardholders as contemplated by this Agreement. Bank's ownership of and right to access ATM Cash shall not be subject to any claim, set off, arbitration or lien by Company or others under any circumstances. To the extent ATM Cash is provided by a third party vault cash provider, the parties hereto agree and acknowledge that Bank is acting as such third party's agent with respect to ownership of the ATM Cash.

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         8.       BANK'S ACCESS TO ATM CASH. Company shall arrange with armored carriers, ATM maintenance personnel and ATM Site owners for Bank to have ready access to its ATM Cash (wherever located) upon its request. Company understands and agrees that such funds must be readily available to Bank for reserve purposes (Federal Reserve Board Regulation D, Section 204.2(k)) and to satisfy the demands of Bank's depositors. Bank shall have the right to demand the return of any portion or all of its ATM Cash at any time, with or without cause. Without limiting the generality of the foregoing, Bank shall be entitled to demand the return of its ATM Cash whenever: (a) it is directed to do so by state or federal regulatory agencies; (b) it needs the ATM Cash to satisfy the claims of its depositors; (c) Bank has reason to believe that its ATM Cash may be subject to loss through fraud or other means; (d) Bank has reason to believe its access to ATM Cash may be delayed (e.g., due to a threatened strike or labor dispute); (e) Company breaches any of its agreements with armored carriers, processors, maintenance companies or ATM Site owners who handle or have access to ATM Cash; (f) Company breaches this or any other Agreement with Bank; (g) Bank has reason to believe that ATM transactions will not be processed in a correct or timely fashion, or that Bank will not receive timely payment for ATM Cash disbursed to cardholders; (h) an ATM processor, maintenance company, armored carrier, or ATM Site owner/operator breaches its agreement with Company with respect to ATM Cash; (i) Bank is requested to do so by a Third Party Provider, to the extent the ATM Cash is provided by that Third Party Provider; or (j) ATM Cash is determined not to be vault cash for reserve purposes. Bank's access to any ATM for purposes of removing ATM Cash may be done only with the armored carrier designated in the Tri-Party Agreement between Bank, Company and said armored carrier. Although not a prerequisite or condition to its right to remove ATM Cash, Bank will endeavor to give Company three (3) days written notice of its decision (for whatever reason) to remove ATM Cash. Bank is required to notify Company in writing of its decision to remove ATM Cash at the same time Bank issues instructions/orders to the armored carrier for retrieval of the ATM Cash.

         9. COMPANY ACCESS TO ATM CASH. Company agrees that it and its employees and agents will not take possession of or have access to ATM Cash at any time, either directly or through a third party, without Bank's prior written consent. Company's contracts with armored carriers for transportation and maintenance shall prohibit Company's access to ATM Cash.

         10. BANK ACCESS TO COMPANY RECORDS. Company shall provide Bank, its agents, accountants, attorneys and regulatory examiners with reasonable access to Company's records and contracts involving the dispensing of any ATM Cash.

         11.      INSURANCE.

                  11.1. PROVIDED BY BANK. Bank, through its relationship with its insurance carrier (the "ATM Cash Insurer"), will provide insurance on the ATM Cash (regardless whether such cash is provided by Bank or a Third Party Provider) at Company's expense. The current pricing for insurance is set forth in EXHIBIT "E" of this

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                  Agreement. The ATM Cash Insurer will issue Company a
                  certificate of insurance evidencing the limits of coverage carried by the Bank. The limits of coverage are (i) $300,000.00 per ATM; and (ii) $5,000,000.00 aggregate, with policy retentions satisfactory to the Bank. Bank will use its best efforts to cause all insurance policies on the ATM Cash to expressly waive any right of subrogation, contribution or any other form of recovery against Company, its officers, directors or employees for any covered loss, save and except for losses resulting from the intentional or criminal acts of the Company, its officers, directors or employees. The Bank will provide the Company with thirty (30) days prior written notice of any material modification or termination of the policy. The insurance policy provided by the ATM Cash Insurer must insure both Bank and Company against any loss of ATM Cash that is caused by or results from: (a) any theft, vandalism, burglary or robbery of an ATM machine, except for such thefts or robberies that occur when the armored carrier is present at the ATM; (b) any fire; and (c) any Unexplained Disappearance of ATM Cash. For purposes of this section, "Unexplained Disappearance" shall mean that an identifiable specific amount of cash cannot be properly reconciled between the respective parties accounts, but shall not under any circumstance include any loss of cash resulting from the criminal or negligent conduct of any officer, director, employee or agent of the Bank or the Armored Carrier. With respect to any Unexplained Disappearance , if not covered by insurance, Bank will assume responsibility.

                  11.2. PROVIDED BY COMPANY. The Bank will require, without limiting Company's liability to Bank or third parties, that Company maintain comprehensive or ("commercial") general liability insurance, including coverage for products, completed operation, and blanket contractual liability for obligations undertaken by Company under this Agreement. Such comprehensive general liability insurance shall provide for minimum combined bodily injury and property damage coverage limits of $1,000,000.00 per occurrence or $2,000,000.00 aggregate and name the Bank as additional insured. In addition, the Company will obtain and maintain in force a comprehensive crime policy including employee dishonesty/fidelity coverage for all Company employees, officers and agents, with fidelity coverage limits of not less than $150,000.00 per employee. All policies (providing that such insurance is primary to any liability insurance carried by Bank) must be with insurance carriers that have an A.M. Best rating of A-VII or better or otherwise acceptable to Bank.

                  11.3. PROVIDED BY ARMORED CARRIER. Unless Bank and Company agree otherwise, which agreement must be reduced in writing and executed by both parties, every Tri-Party Agreement will require the armored carrier identified therein to procure an insurance policy(ies) with an insurance company (the "AC Insurer") reasonably acceptable to both Bank and Company that insures the ATM Cash against the losses described below. The coverage limits provided under the policy shall be at least equal to the amount of ATM Cash under the armored carrier's control at any time, including all ATMs serviced by that armored carrier. The single occurrence deductible will be no less than $2,500.00, unless approved by

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                  both Bank and Company. The policy will include Bank as a loss payee and, if possible, will include Bank as an additional named insured. The policy will provide coverage for the below described events and any concomitant loss of ATM Cash: (i) kidnapping or robbery of the armored carrier's employees; (ii) the negligence, carelessness, willful misconduct and/or dishonesty of the armored carrier's officers, employees and agents; (iii) losses occurring due to damages caused to an ATM by the carelessness, neglect or willful misconduct of armored carrier's employees; (iv) any burglary or robbery of an ATM that occurs while the armored carrier's personal are present at the ATM; and (v) any casualty, regardless of fault or negligence of the armored carrier or its officers and employees, involving any of the Carrier's vehicles or facilities caused by or resulting from any vehicular incident, fire, flood, hurricane, earthquake or other natural calamity. A certificate of the above insurance (the "Certificate") must be provided to both Bank and Company before the armored carrier will have access to any ATM Cash. The Certificate will also provide that any such policy may not be terminated or materially modified without the AC Insurer given thirty (30) days prior written notice to both the Bank and Company.

         12. RISK OF LOSS. To the extent not covered by one of the insurance policies identified in Section 11, Company assumes all risk of uninsured loss and agrees to reimburse Bank promptly for any theft, damage, loss, destruction, and/or incorrect dispensing of ATM Cash once it leaves Bank (or a third party such as the Federal Reserve) until properly withdrawn by a cardholder or returned to Bank (or a third party upon Bank's instructions, such as the Federal Reserve). Examples of such loss include, but are not limited to: (a) any loss by armored carriers, maintenance personnel or ATM Site owners or operators; (b) any loss or damage to ATM Cash resulting from acts of God, natural disasters, fires, fire suppression systems, war or civil unrest, burglary, or the tortuous or negligent actions or omissions of third parties;
                  (c) any loss of ATM Cash caused by any mechanical malfunction of ATMs; (d) the disbursement or theft of ATM Cash by persons with counterfeit, lost or stolen cards; (e) any failure or inability of Company or any third party processor to process ATM transactions in a timely and correct manner; (f) any failure or refusal of any card issuer to settle for ATM Cash withdrawal transactions; and (g) any failure or inability of any third party (e.g., an automated clearinghouse or network sponsoring Bank) to settle ATM Cash transactions or make payment to Bank for any reason.

                  Anything in the preceding paragraph to the contrary notwithstanding, if the ATM Cash Insurer (i) defaults on its obligation to cover any loss that would come within the scope of the insurance coverage to be placed by Bank pursuant to
                  Section 11.1; or (ii) cancels the Bank's policy and Bank or ATM Cash Insurer fails to give Company thirty (30) days advance notice of such cancellation, except for losses caused by the acts on omissions of Company's officers, employees or agents, Company's obligation to reimburse Bank shall be limited to Two Thousand Five Hundred Dollars ($2,500.00) per occurrence. Furthermore, with respect to any loss that would have been a covered loss, but for deductible or self-insured policy retention under any insurance policy issued pursuant to
                  Section 11.1, Company's sole obligation to Bank shall be limited to $2,500.00.

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                  Upon initial discovery, Company shall provide Bank with prompt telephonic notice (followed by prompt written notice) regarding: (a) any loss, damage, theft or destruction of ATM Cash; (b) any anticipated delay in the processing of ATM Cash transactions; and (c) any failure or delay in the settlement of ATM Cash transactions.

         13. INDEMNIFICATION. Company agrees to indemnify, defend and hold Bank and/or any third party cash provider and their officers, directors, and employees harmless from and against every loss, damage, claim, cost, proceeding or action, including any attorney's fees and costs incurred by Bank and/or any third party cash provider, related directly or indirectly to: (a) any claim by third parties (e.g., cardholders, processors, card issuers, card systems, ATM Site owners and armored carriers) that Company breached any agreement with them; (c) any claims of error by cardholders; (d) any damage or injury to cardholders, maintenance or armored carrier personnel, or ATM Site personnel in connection with an ATM or an ATM transaction (e.g., assault, theft, incorrect dispensing of ATM Cash, or incorrect processing of ATM transactions); (e) the design, accessibility and/or placement of ATMs; or (f) Company's breach of this Agreement.

         14. REPORTS. Bank will provide Company with the periodic settlement, reconcilement and other reports.

         15. FEES. Company shall pay Bank fees based on current pricing as shown on EXHIBIT "E." Payment shall be within five (5) business days following receipt of invoice. Fees are subject to change upon written agreement by both parties. With respect to all payments or reimbursements called for under this Agreement, including expenses and costs for which Bank is entitled to reimbursement under Section 13, Bank may, at its option, offset any account standing in the name of the Company, or offset any funds held for the benefit of the Company at Bank.

         16.      TERM AND TERMINATION.

                  16.1. TERM. The term of this Agreement shall be for a period of eighteen (18) calendar months, commencing on the Effective Date (defined below), which will automatically renew for additional one (1) year periods unless either party gives notice to the other party of intent to cancel this Agreement at least ninety (90) days prior to expiration of the term.

                  16.2. TERMINATION BY NOTICE. Following the anniversary date of this Agreement, either party may terminate this Agreement at any time, upon ninety (90) days' prior written notice to the other party.

                  16.3. TERMINATION FOR BREACH. Either party may terminate this Agreement in its entirety or as to any ATM Site(s) effective thirty (30) days after giving notice upon the occurrence of a material breach of the other party's obligations hereunder, so long as the breach is not due to the actions of the terminating party, and provided that the breach is not remedied within twenty (20) days (or such other time which is

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                  specified for a particular breach elsewhere in this Agreement)
                  after notice is given. In the event the same breach occurs twice within a three (3) consecutive calendar month period, the breaching party will not be entitled to remedy the breach to avoid termination.

                  16.4. TERMINATION BY BANK WITHOUT NOTICE. Notwithstanding
                  Section 16.3, Bank may terminate this Agreement without advance notice in the event: (a) Company breaches this Agreement by failing to protect Bank's absolute, unconditional ownership in, or access to, ATM Cash; (b) Bank is not permitted to treat ATM Cash as vault cash for reserve purposes; (c) a third party which handles or facilitates ATM Cash transactions (e.g., EDS or any other processor) is in breach of its agreement with Company and the breach may adversely affect Bank's rights in, or access to, ATM Cash or the settlement of ATM Cash transactions; (d) Company fails to maintain the insurance required by this Agreement; (e) normal settlement of ATM Cash transactions is delayed by more than two (2) days for any reason; (f) Company is no longer sponsored or permitted to participate in any national or regional network; or (g) the arrangements involving ATM Cash transactions do not comply with a national or regional network's Operating Rules.

                  16.5. TERMINATION BY BANK WITH NOTICE. The Bank will give ninety (90) days' notice if it determines, in its sole discretion, that it no longer wishes to provide the ATM Cash or the services outlined herein to Company.

                  16.6. TERMINATION FOR REGULATORY CIRCUMSTANCES. Bank may terminate this Agreement in the event that the Office of the Comptroller of the Currency or other federal, state or local regulatory agency, which has jurisdiction over Bank's operations and activities, requires discontinuance of this Agreement. Bank shall give Company ninety (90) days' prior written notice of termination or, if less, the maximum time permitted by the regulatory agency.

                  16.7. TERMINATION FOR OTHER CONDITIONS. Either party may terminate this Agreement immediately upon giving notice in the event the other party: (a) makes a general assignment for the benefit of creditors, (b) applies for the appointment of a trustee, liquidator or receiver for its business or property, or one is assigned involuntarily, (c) is subject to a proceeding for bankruptcy, receivership, insolvency, dissolution or liquidation, (d) is adjudicated insolvent or bankrupt, or (e) is unable to perform its obligations under this Agreement as a direct result of a force majeure cause for a period of seven (7) or more consecutive days.

                  16.8. TRANSITION. Upon termination, Bank shall have the right to immediately remove all ATM Cash from the ATM Sites. Company shall assist Bank in returning all ATM Cash.

                  16.9. CONTINUING OBLIGATIONS. The termination of this Agreement shall not affect Company's obligations to Bank for actions and omissions occurring prior to the date of termination or for fees, costs or reimbursements incurred prior to such termination. In addition, the terms and conditions set forth in this Agreement, which

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                  by their nature would continue beyond termination of this
                  Agreement, shall survive the termination of this Agreement. Without limiting the generality of the foregoing, Company shall continue to indemnify, defend and hold Bank harmless, and to assume responsibility for risk of loss, in connection with ATM Cash and ATM transactions occurring on or prior to the date of termination and until Bank has completed the removal of its ATM Cash from all ATMs. If this Agreement is terminated (or earlier upon Bank's request), Company will cooperate with Bank in arranging for ATM Cash to be promptly returned to Bank.

         17.      DISPUTES; ARBITRATION.

                  17.1. DISPUTE RESOLUTION. In the event a controversy, claim or dispute arising out of or relating to this Agreement or the transactions contemplated hereby ("Dispute") arises between Bank (and/or any third party vault cash provider) and Company relating to this Agreement and the performance or scope of obligations hereunder, either party may request by notice that the dispute be escalated to respective senior management personnel for consideration. Upon request, senior management personnel will conference by telephone or (if convenient) in person within a reasonable period of time not to exceed fifteen (15) days to determine if the Dispute can be resolved.

                  17.2. BINDING ARBITRATION. Any Dispute not resolved pursuant to the provisions of Section 17.l, shall be referred to arbitration for determination. The arbitration shall be conducted in accordance with such rules as may be agreed upon by the parties, or failing agreement within twenty (20) days after arbitration is demanded, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), subject to any modifications contained in this Agreement. The Dispute shall be determined by one (1) arbitrator, except that if the Dispute involves an amount in excess of $1,000,000.00 (exclusive of interest and costs), three (3) arbitrators shall be appointed to decide by majority vote unless the parties agree otherwise. The arbitrator(s) shall be selected from panels maintained by the AAA unless the parties agree otherwise. The determination of the arbitrator shall be binding upon the parties and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator(s) shall base the award on the applicable law judicial precedent, which would apply if the Dispute were decided by a United States District Court Judge sitting in California. The award shall be in writing and include the findings of fact and conclusions of law upon which it is based unless the parties agree otherwise. Notwithstanding the foregoing, no party shall be prevented from seeking injunctive relief from a court of competent jurisdiction in order to enforce this Agreement. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent authorized in civil judicial proceedings. The arbitrator(s) will resolve any discovery disputes. The arbitrator(s) and counsel of record will have the power of subpoena process as provided by law. Arbitration fees payable to the arbitrator in advance of an award shall be paid equally by the parties to the dispute. The arbitrator(s) shall award recovery of all costs and fees (including reasonable attorneys' fees, administrative fees, arbitrator fees, costs and expenses) to the prevailing party. The arbitrator(s) may also grant provisional or ancillary remedies including, without limitation, injunctive relief, attachment or the appointment of a receiver, either during the pendency of the arbitration proceeding or as part of the arbitration award. The arbitration shall be governed by the substantive laws of the State of California without regard to conflicts of law rules. The arbitration proceedings shall be conducted in Palm Desert, California, unless the parties agree otherwise.

         18. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all previous agreements between them with respect to its subject matter.

         19. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with California law.

         20. SUCCESSORS. This Agreement shall be binding upon the parties and their successors and assigns. Company shall not assign its rights or delegate its obligations under this Agreement to others without Bank's prior written consent, which consent will not be unreasonably withheld. A change-in-control event shall not be deemed to be an assignment requiring notice hereunder.

         21. AMENDMENTS. This Agreement may only be amended in writing signed by both parties.

         22. ATTORNEYS' FEES. In the event either party sues or engages in arbitration to enforce this Agreement; the prevailing party shall be entitled to recover its reasonable costs and attorneys' fees.

         23. WAIVERS. Bank may waive its rights under this Agreement without losing them. A waiver of any right by Bank shall not be deemed to be a waiver of other rights or of the same right at another time.

         24. THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement, except third party vault cash providers, who it is intended may benefit from the terms and provisions hereof; provided, however, such third party provider shall have no liability to Company whatsoever.

         25. NOTICES. All notices in connection with this Agreement shall be mailed or delivered to the other party at the address set forth below or at such other address as the party may designate in writing.

                  To Bank: Palm Desert National Bank
                           73-745   El Paseo
                           Palm Desert, California 92260
                           Attention:  Sandra K. Hartfield
                           Email Address: shartfie@pdnb.com
                           Telephone Number: 760-340-1145
                           Facsimile Number: 760-779-8576

                  To Company: Cardtronics, LP
                              3110 Hayes Road, Suite 300
                              Houston, Texas 77082
                              Attention:  Michael Clinard
                              Telephone Number: 281-596-9988
                              Facsimile Number: 281-596-9984

         26. INDEPENDENT CONTRACTOR. The relationship of Bank and Company is that of an independent contractor. Nothing in this Agreement shall be construed as constituting a partnership, joint venture or agency between the parties. Neither party shall make any representation or take any action, which is inconsistent with this Section.

         27. COMPANY INFORMATION; FINANCIAL STATEMENTS. Company shall provide Bank with a completed Client Information Sheet in the form attached hereto as EXHIBIT "F" to this Agreement. Company shall provide Bank, initially, at least annually thereafter, and upon Bank's request, with current audited financial statements prepared by a qualified independent certified public accountant. The financial statements shall contain such information as Bank may reasonably request in order to confirm Company's financial responsibility and its ability to perform in accordance with this Agreement.

         28. EFFECTIVE DATE. The Effective Date of this Agreement is November 1, 2002.

CARDTRONICS, LP

By: /s/ Ralph H. Clinard                                Date: 11/12/02
    --------------------------
    Ralph H. Clinard
Its: President/Chief Executive Officer

PALM DESERT NATIONAL BANK

By: /s/ Sandra K. Hartfield                             Date: 11/26/02
    -----------------------------
    Sandra K. Hartfield
Its: President/CEO, Electronic Banking Division

                                   EXHIBIT "A"

ATM Site Locations.

This Agreement applies to all ATM Sites currently in Palm Desert National Bank's Trakker software system, a listing of which is attached hereto. New ATM Sites may be added or deleted by submitting New Terminal Set Up Form as directed by Palm Desert National Bank.

                                    EXHIBIT A

                  LIST OF ATM LOCATIONS FOR ATM CASH AGREEMENT
                   BY AND BETWEEN PDNB AND CARDTRONICS, LP  *



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                   EXHIBIT "B"

                            Intentionally left blank

                                   EXHIBIT "C"

         At Company's option, either of the two following procedures may be used to pay the cost of armored carrier services and maintenance as specified in Sections 3 and 4 of the ACM Cash Agreement:

1.       Carrier, Company and Bank enter into a tri-party agreement:

         A.       Carrier will bill the Company directly for their service.

         B.       Company will pay Carrier bill directly.

2.       If Carrier and Bank enter into an agreement:

         A. Carrier and Bank will enter into an agreement with the approval of Company.

         B. Carrier will forward a copy of each invoice to Bank and original to Company.

         C.       Company will approve and pay invoice.

         D. Company is responsible for all dispute resolution and will be resolve issues within thirty (30) days. Company will maintain sufficient funds at Bank to settle unresolved disputes.

                                   EXHIBIT "D"

SETTLEMENT PROCEDURES FOR ATM CASH PROVIDED TO ATMS FOR COMPANY:

1. All ATM Cash withdrawn and any convenience fees or surcharges assessed at the ATM against the customer (the "ATM Revenue"), will be credited directly through processor to account(s) as directed by Palm Desert National Bank.

2.       The total ATM Cash dispensed will be deposited back to the Bank.

All Surcharge Income must be settled with Bank.

BANK MUST BE SOLELY RESPONSIBLE FOR APPROVING THE ISSUING AND CHANGING ATM CASH SETTLEMENT ACCOUNT INFORMATION WITH PROCESSOR. IF PROCESSOR IS NOT CAPABLE OF HAVING BANK ENTER INFORMATION, A TRI-PARTY AGREEMENT BETWEEN COMPANY, BANK AND PROCESSOR MUST BE IN PLACE IN WHICH BANK IS RECOGNIZED AS THE ONLY PARTY ALLOWED TO APPROVE CHANGES TO THE SETTLEMENT ACCOUNT INFORMATION.

                                   EXHIBIT "E"

         All other approved fees and expenses shall be billed to Company along with the monthly Cash Availability Fee. Such fees shall be automatically debited out of Company's account on the 15th business day of the following month.

CASH SERVICE:

COMPANY REQUIREMENTS

         - Full analysis and approval of two (2) years corporate financial statements and two (2) years tax returns by PDNB. A D&B will be run on the company or corporation, along with a credit report on the principals.

         - Articles of Incorporation and other pertinent corporate documentation.

         -        All funds, including Surcharge Income must settle with PDNB.

         - The Processor must be approved and instructed by PDNB only to direct account information/transactions for crediting ATM Cash and Surcharge.

         - Either a copy of Company's ATMs Site agreement(s) to be used with merchants or ATM owners or a letter from the merchant/owner disavowing any ownership, claim or interest in the ATM Cash as discussed in Section 6.

         - Insurance certificate adding Bank as additional insured as specified in Section 11.

SET-UP FEES - ONE TIME FEE

         -        New ATM - $  *  Fee per ATM; Conversion ATM(s) - $  *  per ATM

MONTHLY FEES

         Cost of ATM Cash is calculated by multiplying the daily outstanding EFT cash balance in the ATM by the applicable cost of cash rate, multiplying by one and then dividing by 360. (Example: $10,000.00 x 10.50% x 1/360). The total daily calculations are added together for the number of days in the month to arrive at the total monthly cost of ATM Cash.

         Prime rate will be the prime rate in effect the first day of each month.

         LEVEL 1 -  *

         LEVEL 2 -  *

         LEVEL 3 -  *



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

         - Insurance: PDNB maintains insurance on outstanding cash in each ATM. The cost is calculated on the monthly average outstanding balance as described below:, with a per occurrence deductible of $ * :

AVERAGE OUTSTANDING BALANCE     MONTHLY COST     ANNUAL COST
---------------------------     ------------     -----------
$1.00  -- 9,999.00                    *                *
$10,000.00 -- $19,999.00              *                *
$20,000.00 -- $29,999.00              *                *
$30,000.00 -- $39,999.00              *                *
$40,000.00 -- $49,999.00              *                *
$50,000.00 -- $59,999.00              *                *
$60,000.00 -- $69,999.00              *                *
$70,000.00 -- $79,999.00              *                *
$80,000.00 -- $89,999.00              *                *
$90,000.00 -- $99,999.00              *                *
$100,000.00 and up                    *                *

PER SERVICE FEES

         - Cash Delivery Fee - $ * per Cash Delivery/Visit for PDNB Cash Balancing Operations.

         - Cash Management Fee - $ * per terminal per month as requested by customer.

REGULATION E AND PROCESSOR CLAIMS PROCESSING

PLEASE INDICATE CLAIMS PROCESSING METHOD BY CHECKING THE APPROPRIATE BOX BELOW.

PLEASE CHOOSE ONE METHOD FOR PROCESSING REG E CLAIMS AND ONE METHOD FOR PROCESSING PROCESSOR CLAIMS. CUSTOMER ACCEPTS THE PER SERVICE FEE ASSOCIATED WITH EACH METHOD OF CLAIMS PROCESSING.

         PROCEDURE FOR PROCESSING A REG E CLAIM:

[ ] Customer will research claims and process adjustments. Customer will forward outcome to PDNB. Armored carrier will send journal records directly to customer. Customer will pay processor and network fees only
         - no fee to be charged to customer by Bank for this method of claims processing.

                                       Or

[ ] $ * fee per claim - Customer will research claims and forward any required information to Bank for processing of adjustment. Armored carrier will send journal records directly to Customer. Customer will pay processor and network fees.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

[ ] $ * fee per claim - Bank will research claim and forward necessary information to customer for processing. Armored carrier will send journal records to Bank. Customer will pay processor and network fees.

                                       Or

[ ] $ * fee per claim - Bank will research claims and process adjustments on behalf of customer. Armored carrier will send journal records to Bank. Bank will forward outcome to customer. Customer will pay processor and network fees.

         PROCEDURE FOR PROCESSOR CLAIMS:

[ ] $ * - Customer will research own processor claim and submit adjustments to their processor for their own claims. PDNB will provide transaction credit report, copy of journal records (MAILED AT CUSTOMER'S EXPENSE) and notification letter to customer.

                                       Or

[ ] $ * fee per claim - Customer will research their own claims to process adjustments. PDNB will provide transaction credit report, and notification letter to customer.

                                       Or

[ ] $ * fee per claim - Bank will research processor claims and customer will submit adjustments to their processor. PDNB will provide transaction credit report, copy of journal records (mailed at customer's expense) and letter to customer.

                                       Or

[ ]      $  *  fee per claim - Bank will research processor claims and submit adjustments to the processor.

         NOTE: If PDNB does not receive journal records from armored carrier, PDNB will send claim letter and transaction credit reports to customer and bill the customer for the shortage.

         - All other fees as agreed to in advance that are the result of this service.



* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

                                   EXHIBIT "F"

Client Information Sheet

                              Intentionally omitted

                                       F-1